INDEMNIFICATION AGREEMENT


TC X Calibur, Inc.
365 Evans Avenue, Suite 302
Toronto, Ontario, Canada M8Z 1K2

Re: Asset Purchase Agreement (the "Agreement") between TC X Calibur, Inc., a Nevada corporation ("TCX" or the "Company"); Berliner Holdings Limited, a corporation organized under the Province of Ontario, Canada ("Berliner"); and Film Opticals of Canada 2004, a corporation organized under the Province of Ontario, Canada ("New Film Opticals"), that is wholly-owned by Berliner, whereby New Film Opticals will acquire the Company's wholly-owned subsidiary, Film Opticals Investments Limited, a corporation organized under the Province of Ontario, Canada ("Film Opticals"), and the Company's film library consisting of 125 films, more or less (the "Film Library"), and whereby Berliner and New Film Opticals are required to execute and deliver this Indemnification Agreement to the Company, and Berliner is required to cancel to the treasury of the Company 500,000 shares of common stock

Dear Ladies and Gentlemen:

          For Ten Dollars ($10.00) and other good and valuable consideration, including, but not limited to the execution and delivery of the Agreement, the receipt and sufficiency of which are hereby acknowledged, Berliner and New Film Opticals agrees to pay, compromise and/or settle and indemnify and hold TCX harmless from and against any and all claims or past liabilities of any type or nature whatsoever of TCX existing or arising before the Closing of the Agreement, that are listed in Exhibit A attached hereto and incorporated herein by reference and/or that relate to Film Opticals or the Company's Film Library, including, but not limited to the current storage bill of the Company respecting its Film Library.

          1. Berliner and New Film Opticals hereby agree to pay, compromise and/or settle and to indemnify and hold TCX, its officers, directors, employees and agents and each person, if any, who controls them within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act") or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, following the closing of the Agreement, all of TCX's then officers, directors, employees and agents and each person, if any, who then controls TCX within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, harmless from and against any and all past claims or liabilities of any type or nature whatsoever of TCX to the Closing of the Agreement and as listed on Exhibit A or referred to herein, including all amounts due and owing to Berliner for advances or otherwise that were incurred by TCX prior to the Closing.

          2.   In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant hereto (the "Indemnified Party"), the Indemnified Party shall promptly notify the person against whom
such indemnity may be sought (the "Indemnifying Party") in writing.   A delay
in giving notice shall only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party,The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

          3. The parties agree that all of the representations and warranties contained herein shall survive the Closing and continue to be binding regardless of any investigation made at any time by any party.

          4. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

          5. Any failure on the part of any party hereto to comply with any of its obligations, Agreement or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          6. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

          If to Berliner:          365 Evans Avenue, Suite 302
                                   Toronto, Ontario, Canada  M8Z 1K2


          If to New Film Opticals: 365 Evans Avenue, Suite 302
                                   Toronto, Ontario, Canada  M8Z 1K2


          If to Indemnified Party: 365 Evans Avenue, Suite 302
                                   Toronto, Ontario, Canada  M8Z 1K2

          7. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transaction contemplated herein or the subject matter hereof.

          8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

          9. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          10. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. In the event of default hereunder by either party, the non-defaulting party in any proceeding to enforce this Agreement shall be entitled to recover attorney's fees and costs and such other damages as may have been caused by the default of the defaulting party.

                                   BERLINER HOLDINGS LIMITED


Dated: 12/28/04                    By   /s/ Claus Voellmecke
                                       Claus Voellmecke


                                   FILM OPTICALS OF CANADA 2004


Dated: 12/28/04                    By   /s/ Claus Voellmecke
                                        Claus Voellmecke